EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dollar Tree, Inc.:

We consent to the incorporation by reference in the registration statements (numbers 333-175121, 333-126286, 333-117337, 333-106886, 333-106884, 333-106883, 333-41248, 033-92812, 033-92816, 033-92814 and 333-38735) on Form S-8 and registration statement (number 333-61139) on Form S-4 of Dollar Tree, Inc. of our report dated March 15, 2012, with respect to the consolidated balance sheets of Dollar Tree, Inc. as of January 28, 2012 and January 29, 2011, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the fiscal years in the three-year period ended January 28, 2012, and the effectiveness of internal control over financial reporting as of January 28, 2012, which reports appear in the January 28, 2012 annual report on Form 10-K of Dollar Tree, Inc.

/s/ KPMG LLP

Norfolk, Virginia
March 15, 2012

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